Exhibit 10.81

SEPARATION AND

MUTUAL RELEASE AGREEMENT

This Separation and Mutual Release Agreement (the “Agreement”) is entered into as of December 2, 2005, by and between Borland Software Corporation, a Delaware corporation (the “Company”), and Scott J. Arnold (the “Executive”).

In consideration of the mutual covenants and agreements set forth below, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Executive’s last day of employment with the Company will be December 2, 2005 (the “Separation Date”). This Agreement will become effective upon the expiration of any revocation period required in connection with the release of claims set forth herein, or upon the Separation Date, whichever is later (the “Effective Date”).

2.	In exchange for the release of the claims provided for below, the Company will provide Executive with a total severance payment of $765,000, less applicable taxes and other withholdings as determined by the Company’s payroll department to be paid as follows: (i) $450,000 shall be paid within five (5) business days following the Effective Date, and (ii) $315,000 shall be paid six (6) months following the Effective Date.

3.	Upon the Effective Date of this Agreement, Executive shall also be entitled to the following:

(a)	Executive shall be entitled to payment of COBRA premiums necessary to continue the group health insurance coverages (medical, dental and vision, but not disability or life) for Executive and his dependents through the earlier of (i) December 2, 2006, if Executive elects to continue such coverage under federal COBRA law (it being understood that such payments will be made to the Company’s health insurance provider), or (ii) the date on which Executive and his eligible dependents first becomes enrolled in a new group health insurance program with another employer. Executive agrees to promptly notify the Borland Benefits Department, in the event that he becomes enrolled in a new group health insurance program;

(b)	retain, for his personal use, the possession of, and the Company hereby transfers ownership of, the Company-issued laptop computer used by Executive prior to the Separation Date together with the related loaded software, accessories and power cords, provided, however, that the Company shall image the laptop prior to such transfer and Executive shall remove all proprietary and confidential information that exists on such computer;

(c)	retain, for his personal use, the possession of, and the Company hereby transfers ownership of, a Borland watch previously provided to Executive;

(d)	the Company agrees that it will pay Executive’s reasonable attorneys’ fees up to a maximum of $5,000, and will pay those amounts directly to Fenwick & West upon presentation of its invoice for services rendered to Executive.

4.	Executive agrees that except for the amount described above, the Company has paid to Executive on the Separation Date all compensation, including, but not limited to, any and all wages, commissions and bonuses that Employee earned during his employment with the Company until and including the Separation Date. Except as set forth in this Agreement, the Executive shall not be entitled to any further monetary payments or other benefits of any kind, including, but not limited to, any equity-based compensation from the Company.

5.	Executive, on behalf of himself and his successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge the Company and its affiliates and their respective predecessors, successors, assigns, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, and their officers, directors, agents and employees, and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Separation and Mutual Release Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “claims”), including, but not limited to, any claims based on, arising out of, related to or connected with the Executive’s employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive’s employment with, or termination of employment from, the Company and its subsidiaries and affiliates, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, ancestry, sexual orientation, or any other form of discrimination, and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever.

6.

In addition to the release set forth above, the Executive hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act. This waiver is given only in exchange for consideration in addition to anything of value to which the Executive would have been entitled absent this Separation and Mutual Release Agreement. Such waiver does not waive rights or claims which may arise after the date of execution of this Separation and Mutual Release Agreement. The Executive acknowledges that: (i) this waiver is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this release; (iii) he was given a period of twenty-one days within which to consider this release; and (iv) to the extent he executes this release before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this release during a period of seven days following his execution of this release, and this release shall not become effective, and no money or other benefits shall be paid to the Executive pursuant to this Agreement or under his employment agreement with the Company dated as of October 2, 2003 (the “Employment Agreement”), until the day after the expiration of such seven-day period (the “Revocation Date”). The seven-day period of revocation shall commence upon the date of execution of this Separation and Mutual Release Agreement. In order to revoke this release, the Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this release shall be null and void and of no further force or effect.

7.	Nothing herein shall be deemed to release the Company in respect of (i) the Executive’s rights under his Employment Agreement or any other agreement with the Company (including, but not limited to, any stock option agreements or stock purchase agreements), (ii) any rights of the Executive to indemnification or reimbursement under the Company’s by laws, articles of incorporation or directors and officers liability insurance policies, or pursuant to applicable law, (iii) any rights the Executive may have to vested benefits under any Company employee benefit plan or program, and (iv) for the avoidance of doubt, the applicable Director’s and Officers coverage (D&O Coverage) provided by the Company on behalf of the Executive shall continue in full force and effect to the fullest extent permitted by the terms and conditions of such D&O policy.

8.	The Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspects to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9.	The Executive waives any rights that he has or may have under section 1542 of the Civil Code of the State of California to the full extent that he may lawfully waive such rights pertaining to this release, and affirms that he is releasing all known and unknown claims that he has or may have against any of the parties referred to herein.

10.

The Company, on behalf of itself and its affiliates, their respective successors and assigns, and any and all other persons claiming through any and each of them, shall and does hereby forever relieve, release, and discharge the Executive and his successors, assigns, and heirs, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Separation and Mutual Release Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “claims”), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of the Executive’s employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive’s employment with, or termination of employment from, the Company and its subsidiaries and affiliates, including, but not limited to, statutory and common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever.

11.	The Company waives any rights that it may have under section 1542 of the Civil Code of the State of California to the full extent that it may lawfully waive such rights pertaining to this release, and affirms that it is releasing all known and unknown claims that it has or may have against the Executive and his successors, assigns and heirs.

12.	Nothing herein shall be deemed to release the Executive in respect of the Company’s rights under the Employee Confidentiality and Assignment of Inventions Agreement attached hereto as Exhibit A and incorporated by reference therein, and any rights the Company has under the Employment Agreement.

13.	All materials that the Executive is required to turn over to the Company upon termination of his employment with the Company, pursuant to paragraph 7 of the Employee Confidentiality and Assignment of Inventions Agreement shall be turned over to the Company not later than December 9, 2005.

14.	This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by the Executive and his heirs and legal representatives. Any successor to the Company or any purchaser of substantially all of its business (whether by purchase, merger, consolidation or otherwise) will be bound by all of the Company’s obligations under this Agreement, including, without limitation, the provision of the severance benefits payable pursuant to Section 2 hereof and the provision of COBRA premiums pursuant to Section 3(a) hereof.

15.	This Agreement represents the full and complete understanding and agreement between the Company and the Executive regarding his separation from the Company, and supersedes all other agreements or understandings, including any provisions regarding separation contained in the Employment Agreement. This Agreement may only be waived or amended in writing, signed by both the Company and the Executive.

Dated: December 2, 2005	/s/ Scott J. Arnold
SCOTT J. ARNOLD

Dated: December 2, 2005	BORLAND SOFTWARE CORPORATION

	By:	/s/ Kenneth Hahn
	Its:	Chief Financial Officer

Exhibit A

Employee Confidentiality and Assignment of Inventions Agreement

Employee Confidentiality And Assignment of Inventions Agreement

You are being hired and paid to perform services as an employee of Borland Software Corporation (“Borland”) in a capacity in which you may have access to, or contribute to, the production of highly sensitive and valuable information and material. This information and material has been developed or obtained by Borland by the investment of significant time, effort, and expense, and provides Borland with a significant competitive advantage in its business. Borland’s relationship with its employees is based on trust, and each individual who works for Borland is expected to maintain a high degree of loyalty to Borland and professionalism in carrying out their responsibilities for the company. We are in a highly competitive business and we want to succeed by the rules, “fair and square.” For these reasons, we ask that you carefully read, initial where indicated, sign, and adhere to the following agreement:

1. Please read the attached definition of “Borland Confidential Information” in Exhibit A.

In consideration for your employment and the compensation to be paid to you for your services, you agree to keep Borland Confidential Information in strict confidence during the term of your employment and for three (3) years after such term of employment. SJA (initial)

This means that you agree not to reveal, report, publish, disclose, transfer or use, directly or indirectly, for any purposes whatsoever, any Borland Confidential Information, except in the course of your work for Borland. This obligation of confidentiality commences on your first day of employment and continues for three years after your employment with Borland has ended.

2. Borland is interested in employing you because of your skills and abilities — not because of any trade secrets or confidential information you may have learned elsewhere. Thus, it is Borland’s policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than Borland. It is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your own personal effects, that you may have in your possession relating to any of your former employers.

You agree not to disclose to Borland any confidential or proprietary information belonging to any previous employer or others. SJA (initial)

3. If you know of any obligations or information that may conflict with your work for Borland, let us know.

You agree to inform Borland of any apparent conflict between your work for Borland and (i) any obligations you may have to preserve the confidentiality of another’s proprietary information or materials, (ii) any rights you claim to any patent, copyrights, trade secrets, or other inventions or ideas, or (iii) any patent, copyrights, trade secrets, inventions or ideas of any person or company not connected with Borland before performing that work. SJA (initial)

Without such notice, Borland may conclude that no such conflict exists. To the extent the conflict relates to your personal rights and you fail to notify Borland thereof, you agree thereafter to make no claim against Borland with respect thereto. Borland shall receive all such disclosures in confidence.

4. Borland Confidential Information, and whatever you create while working at Borland, including all ideas, procedures, processes, designs, inventions, discoveries, technologies, know-how, show-how, documents and works of authorship, is owned by Borland. In part, that is what we’re paying you for.

You agree that, upon creation, all right, title, and interest in any such developments, including Borland Confidential Information, is and shall remain the exclusive property of Borland. To the extent that it is required to ensure compliance with the foregoing sentence, you assign all right title and interest in and to any patents, copyrights, or trademarks or other intellectual property rights in any such developments to Borland. An assignment of copyright hereunder shall include, but is not limited to, all rights of paternity, integrity, disclosure and withdrawal that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by Borland. Any copyrightable material created as a result of any work you do for Borland during the term of your employment shall be considered a “work made for hire” of Borland under the U.S. Copyright Act, 17 U.S.C. 101. You agree that you will sign any papers necessary with respect to patents, copyrights, or trademarks to confirm and protect the interest of Borland in such developments and Confidential Information. Further you agree not to file for or obtain in your name any patent, copyright or trademark registration covering any developments made during your employment with Borland, unless Borland approves such filing in writing in advance. You hereby irrevocably transfer all ownership of such developments (including any and all patent rights, copyrights, trade secret rights, and other proprietary rights therein) to Borland. You agree immediately to disclose to Borland all protectable developments, including Borland Confidential Information, developed in whole or in part by you during the term of your employment with Borland. If Borland is unable for any reason whatsoever, including your mental or physical incapacity, to secure your signature on a document to apply for or pursue patent, trademark or copyright registrations or any document transferring ownership thereof, resulting from your work for Borland, you hereby irrevocably designate and appoint Borland and its duly authorized officers and agents, as your agents and attorneys-in-fact to act for and in behalf of you, and instead of you, to execute and file any documents and to do all other lawful acts to further the above purposes with the same legal force and effect as if executed by you. This appointment is coupled with an interest in and to the relevant inventions and works of authorship and shall survive your death or disability. SJA (initial)

5. But we do not own everything you do while you are employed by Borland. The foregoing shall not apply to any invention, work of authorship, protectable development or other thing or idea whatsoever for which no equipment, supplies, facilities, or Borland Confidential Information was used, which was developed entirely on your own time, and which does not in any material way (i) relate to the business of Borland, (ii) relate to Borland’s actual or demonstrable anticipated research or development, or (iii) result from any work performed by you for Borland. This confirms that we recognize your rights under Section 2870 of the California Labor Code (or similar rights if you work for us in another state).

You agree that you have provided a complete list in Exhibit B of all patents, patent applications or inventions that you believe to be patentable and which are owned by you or by others, conceived or made by you prior to your employment by Borland or during your employment with Borland which meet the criteria set forth in the preceding paragraph. With respect to patent applications or inventions of others that you are required to maintain in confidence, the listing should be general, e.g., by title, so that no confidential information of others is disclosed to Borland. If no such list is attached in Exhibit B, you represent that you have not made, conceived or reduced to practice any such patent rights or patentable ideas, and you agree that Borland shall have a royalty-free license under such inventions and related patents or other rights to make, use and sell any product covered thereby. SJA (initial)

6. You and Borland’s other employees are extremely important to us. Because of the nature of our business and the intangible nature of our trade secrets, it is necessary to afford Borland fair protection from the loss of our employees.

You agree, for a period ending one (1) year after the termination of your employment with Borland, not to solicit, or attempt to solicit, directly or indirectly, any individual who is an employee of Borland, whether for or on behalf of you or for any entity in which you have a direct or indirect interest whether as a proprietor, partner, stockholder, employee, agent, representative, or otherwise. SJA (initial)

7. Should you leave Borland, we would expect you, and any future employer of yours, to demonstrate the same professionalism that we now expect from you and our own employees and we also agree to demonstrate a high degree of professionalism.

You agree, upon the termination of your employment with Borland, to turn over to Borland all notes, data, diskettes, tapes, reference items, sketches, drawings, memoranda, records, and other materials in your possession or control which in any way relate to any of the Borland Confidential Information, and not to make any further use of such material. SJA (initial)

8. In view of the fact that the principal office of Borland is located in the State of California, it is understood and agreed that the construction and interpretation of this agreement shall at all times and in all respects be governed by the substantive laws of the State of California without regard to conflicts or choice of law rules thereof or of any other jurisdiction. Nothing contained in this Agreement shall restrict the right of Borland to terminate your employment or position at any time, with or without notice and with or without cause. By your execution of this Agreement you acknowledge and agree that your employment is “at will.” The term “at will” means that both you and Borland have the right to terminate employment any time with or without advanced notice, and with or without cause. This “at will” employment relationship can be varied only in a writing that is signed by the Senior Vice President of Corporate Services, or a similarly situated executive, of Borland. From time to time it may be necessary to have you execute documents confirming Borland’s ownership of the results of your work for Borland and you agree to execute such documents as Borland may request from time to time whether during your employment or thereafter.

You agree that the breach or alleged breach by Borland of (i) any term or condition contained in another agreement (if any) between you and Borland or (ii) any obligation owed to you by Borland, shall not affect the validity or enforceability of the terms of this Agreement. This Agreement, together with any accepted offer letter for your employment and any other agreements referred to therein, constitutes the full and complete understanding between you and Borland with respect to the subject matter hereof and supersedes all prior and contemporaneous representations and understandings, whether written or oral, relating to the subject matter hereof, all of which are hereby cancelled to the extent they are not specifically merged into this Agreement. There are no other promises, agreements, or representations, oral or written, relating to the subject matter hereof, upon which you have relied in entering into employment with Borland. SJA (initial)

I have carefully read and considered the provisions of this agreement. I understand and acknowledge that the terms and conditions set forth herein are fair and appear reasonably required for the protection of Borland and its business. SJA (initial)

I acknowledge receipt of a copy of this agreement.

SCOTT J. ARNOLD
Print Name

11-07-03
Date Signed

/s/ Scott J. Arnold
Signature

[omitted]
Social Security Number

[omitted]
Mailing Address

[omitted]
City, State and Zip Code

Exhibit A

Definition of Borland Confidential Information

For purposes of this Confidentiality Agreement, “Borland Confidential Information” shall mean and include the following types of information (whether or not reduced to writing or placed in any tangible medium of expression, and whether or not patentable or protectable by copyright) owned or developed by Borland:

•	information or material proprietary to Borland or treated as confidential by Borland and not generally known by non-Borland personnel, which you develop or which you may obtain knowledge of or access to, through or as a result of your relationship with Borland (including information conceived, originated, discovered, or developed in whole or in part by you);

•	discoveries, ideas, inventions, concepts, software in various stages of development, source code, object code, designs, drawings, specifications, techniques, models, data, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how;”

•	marketing techniques and materials, marketing and development plans;

•	product development and distribution; plans for future development and distribution;

•	operational methods, technical processes and other business affairs and methods;

•	customer names, licensing and royalty arrangements, and other information related to customers;

•	price lists, pricing policies, profits, sales, financial information;

•	and employee information.

Borland Confidential Information also includes any information or materials obtained by Borland from third parties in confidence (or subject to nondisclosure or similar agreements), whether or not owned or developed by Borland.

Failure to mark any of the Borland Confidential Information as confidential or proprietary shall not affect its status as being part of the Borland Confidential Information. Information that is publicly known or generally employed by the trade at or after the time you first learn of such information, or generic information or knowledge which you would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the Borland Confidential Information.

Exhibit B

List of Prior Patents and Inventions